Exhibit 32.1
Certification
Pursuant to 18 U.S.C. Section 1350

The undersigned officers, who are the Chief Executive Officer and Chief Financial Officer of DiamondRock Hospitality Company (the “Company”), each hereby certifies to the best of his knowledge, that the Company’s Annual Report on Form 10-K (the “Report”) to which this certification is attached, as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JEFFREY J. DONNELLY	/s/ BRIONY R. QUINN
Jeffrey J. Donnelly	Briony R. Quinn
Chief Executive Officer and Director	Executive Vice President, Chief Financial Officer and Treasurer

February 28, 2025	February 28, 2025